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                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC 20549


                                FORM 12b-25

                                            Commission File Number 2-98277C

                        NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F  [X] Form 10-Q
[ ] Form N-SAR
     For Period Ended:      MARCH 31, 1998

[ ] Transition Report on Form 10-K      [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

    For the Transition Period Ended:_______________________________________
    READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR
    TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:____________________
___________________________________________________________________________

                                  PART I
                          REGISTRANT INFORMATION

Full name of registrant    THE COLONEL'S INTERNATIONAL, INC.

Former name if applicable
___________________________________________________________________________

Address of principal executive office (STREET AND NUMBER)
    620 SOUTH PLATT ROAD

City, state and zip code   MILAN, MICHIGAN 48160










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                                  PART II
                          RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b)  The subject annual report, semi-annual report, transition report
[X] on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                 PART III
                                 NARRATIVE

     STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORM 10-K, 11-K, 20-F, 10-Q, N-SAR OR THE TRANSITION REPORT PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD. (ATTACH EXTRA SHEETS IF NEEDED.)

     The Registrant was unable to complete its Quarterly Report on Form 10-Q for the three months ended March 31, 1998 on a timely basis because certain management personnel of the Registrant were away on a business trip on and before the filing date. The Form 10-Q has, as of the date of this Form 12b-25, been completed. The Registrant expects to file the Form 10-Q on May 19, 1998.


















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                                  PART IV
                             OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

   RICHARD S. SCHOENFELDT         734                  439-4200
          (Name)              (Area Code)                (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [X] Yes [ ] No

     (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                             [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     THE COLONEL'S INTERNATIONAL, INC.
               (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date MAY 18, 1998                By /S/RICHARD S. SCHOENFELDT
                                    Richard S. Schoenfeldt
                                    Vice President-Finance and Chief
                                    Financial Officer